Exhibit 10.3

Summary of Terms for Lease Agreement

•      Address:        11055 FlintKote Ave. San Diego, Cal

A free standing 19,914 Sq. Ft. Building

•      Premises:     5280 sq. ft. located at Suites B & C

First right of Refusal for Suite A (Approx. 3200 sq. ft.)

•      Term: 39 months with option for 2 additional years

•      Commencement: December 1, 2009

•      Base Rent: The base rent shall be charged upon the per square foot, per month, triple-net(NNN) amount as follows:

Months 1-3	$-0- (Base Rent Abated)

Months 4-15	$9,678 per month ($1.85/SF)

Months 15-27	$10,824 per month ($2.05/SF)

Months 28-39	$11,352 per month ($2.15/SF)

• Monthly NNN:	$.45 ($2376 monthly)

• Security Deposit:	$13,728 due at signing of lease

•      Furniture:     Free use of available furniture during term of lease

•      Lease Renewal after initial term capped at 4% increase.